Exhibit 3.18(a)

CERTIFICATE OF CONVERSION

CONVERTING

WESTLAKE STYRENE LP

(A Delaware Limited Partnership)

TO

WESTLAKE STYRENE LLC

(A Delaware Limited Liability Company)

This Certificate of Conversion is being filed for the purpose of converting Westlake Styrene LP, a Delaware limited partnership (the “Converting Limited Partnership”), to a Delaware limited liability company to be named “Westlake Styrene LLC” (the “Company”) pursuant to Section 18-214 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., and Section 17-219 of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq.

The undersigned, as an authorized person of the Converting Limited Partnership and the Company, does hereby certify that:

1. Name of Converting Limited Partnership. The name of the Converting Limited Partnership immediately prior to the filing of this Certificate of Conversion was Westlake Styrene LP.

2. Date and Jurisdiction of Formation of Converting Limited Partnership. The date on which, and the jurisdiction where, the Converting Limited Partnership was formed are as follows:

Date	Jurisdiction
December 20, 2000	Delaware

3. Name of Converted Limited Liability Company. The name of the Company and the name set forth in the Certificate of Formation of the Company filed in accordance with Section 18-214(b) of the Delaware Limited Liability Company Act is Westlake Styrene LLC.

4. Effective Time. This Certificate of Conversion shall be effective at 11:10 pm (EST) on December 31, 2007.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Conversion as of this 31st day of December, 2007.

/s/ Albert Chao
Name:	Albert Chao
Authorized Person